EXHIBIT 23.1



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 registration statement of our report dated January 29, 1997, incorporated by reference in Capital City Bank Group, Inc.'s Form 10-K for the year ended December 31, 1996, and to all references to our Firm included in this registration statement.



/s/ Arthur Andersen, LLP
Atlanta, Georgia
September 26, 1997